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                                                                      EXHIBIT 23

The Board of Directors
Titan Exploration, Inc.

We consent to incorporation by reference in the registration statements (No's. 333-62115, 333-30063, and 333-30061) on Form S-8 and No. 333-62,113 on Form S-3
of Titan Exploration, Inc. of our report dated March 5, 1999, relating to the consolidated balance sheets of Titan Exploration, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Titan Exploration, Inc.


                                           KPMG LLP



Midland, Texas
March 30, 1999